Exhibit 10. (iii)(bb)

CHANGE OF CONTROL

PROTECTION AGREEMENT

Agreement (this “Agreement”) made as of September 24, 2006, by and between Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017 (the “Company”) and Jonathan P. Whitworth (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company believes that the establishment and maintenance of a sound and vital management of the Company and its affiliates is essential to the protection and enhancement of the interests of the Company and its stockholders;

WHEREAS, the Company also recognizes that the possibility of a Change of Control (as defined in Section 1(iii) hereof), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company; and

WHEREAS, the Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change of Control.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             Definitions.           The foregoing terms shall have the following meaning:

(i)            Anticipatory Termination” means a Termination without Cause or for Good Reason that occurs after a tender offer is announced for the Company or after material discussions have occurred with a possible acquirer with regard to a Transaction, provided, that such offer or discussions have not terminated.

(ii)           “Cause” shall mean: (A) the Executive’s willful misconduct involving the Company or its assets, business or employees or in the performance of his duties which is materially injurious to the Company (in a manner which would effect the Company economically or as to its reputation); (B) the Executive’s indictment for, or conviction of , or pleading guilty or nolo contendre to, a felony (provided that for this purpose, a felony shall cover any action or inaction that is a felony or crime under federal, state or local law in the United States (collectively, “U.S. law”) and any action or inaction which takes place outside of the United States, if it would be a felony under U.S. law); (C) the Executive’s continued and substantial failure to attempt in good faith to perform his duties with the Company (other than failure resulting from his incapacity due to physical or mental illness or injury), which failure has continued for a period of at least ten (10) days after written notice thereof from the Company; (D) the Executive’s breach of any material provisions of any agreement with the Company, which breach, if curable, is not cured within ten (10) days after written notice thereof from the Company; (E) the Executive’s failure to attempt in good faith to promptly follow a written direction of the Board of Directors of the Company (the “Board”) or a more senior officer, provided that the failure shall not be considered “Cause” if the Executive, in good faith, believes that such direction, or implementation thereof, is illegal and he promptly so notifies the Chairman of the Board in writing; or (F) the determination by the Company after the Effective Time (as defined in Section 2) that the certificate delivered to the Company pursuant to Section 6.02(a) of the Merger Agreement (as defined in Section 2) was not true and correct.  No act or failure to act by the Executive shall be deemed to be “willful” if he believed in good faith that such action or non-action was in or not opposed to, the best interests of the Company.

(iii)          A “Change of Control” shall mean the occurrence of any of the following events:  (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any “Subsidiary,” any employee benefit plan sponsored or maintained by the Company, or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company; provided, that no Change of Control will be deemed to have occurred as a result of an increase in ownership percentage in excess of thirty percent (30%) resulting solely from an acquisition of securities by the Company unless and until such person acquires additional shares of the Company; (ii) there is a merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions or a liquidation of the Company, (a “Transaction”), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity in approximately the same proportion as they had in the Company immediately prior to the Transaction; or (iii) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board.  Only one (1) Change of Control may occur under this Agreement.

(iv)          “Disability” shall mean the Executive’s failure to have performed his material duties and responsibilities as a result of physical or mental illness or injury for more than one hundred eighty (180) days during a three hundred sixty-five (365) day period.

(v)           “Good Reason” shall mean a termination by the Executive effected by a written notice given within ninety (90) days after the occurrence of the Good Reason event.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s express written consent which event is not cured within ten (10) days after written notice thereof from the Executive to the Company: (A) any material diminution in the Executive’s position, duties, responsibilities, title or authority, or the assignment to the Executive of duties and responsibilities materially inconsistent with his position, except in connection with the Executive’s termination for Cause or as a result of death, or temporarily as a result of the Executive’s incapacity or other absence for an extended period; (B) a reduction in the Executive’s annual base salary; (C) a relocation of the Executive’s principal business location to an area outside of a fifty (50) mile radius of both the Executive’s current principal business location and the Executive’s principal residence; or (D) any breach of Section 13 of this Agreement.

(vi)          A termination “without Cause” shall mean a termination of the Executive’s employment by the Company other than for a termination for Cause or due to Disability.

2.             Term.      This Agreement shall commence at the Effective Time (as defined in the Agreement and Plan of Merger dated as of September 25, 2006 (the “Merger Agreement”) among the Company, Marlin Acquisition Corporation and Maritrans Inc.) and shall expire on the earliest of (i) December 31, 2008, subject to the right of the Board and the Executive to extend it, provided that, if a Change of Control takes place prior to such date, the duration of this Agreement under this subpart (i) shall be until two (2) years after the Change of Control; (ii) the date of the death of the Executive or retirement or other termination of the Executive’s employment (voluntarily or involuntarily) with the Company prior to a Change of Control other than as a result of a termination by the Company without Cause or by the Executive for Good Reason that is an Anticipatory Termination; or (iii) ninety (90) days after an Anticipatory Termination by the Company without Cause or by the Executive with Good Reason if a Change of Control does not occur on or prior to such date.  If the Merger Agreement is terminated, this Agreement shall be null and void.  Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment to the Executive pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such and related purposes (including but not limited to under Section 5 hereof) until all of the Company’s obligations hereunder are fulfilled.  Further, provided that a Change of Control has taken place prior to the termination of this Agreement, the provisions of Sections 10 and 12 hereof shall survive and remain in effect notwithstanding the termination of this Agreement, the termination of the Executive’s employment or any breach or repudiation or alleged breach or repudiation by the Company or the Executive of this Agreement or any one or more of its terms.

3.             Termination Following Change of Control.     If, and only if, (i) a Change of Control occurs and the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason at any time within two (2) years after the Change of Control or (ii) there was an Anticipatory Termination and the Change of Control has taken place within ninety (90) days thereafter, the Executive shall be entitled to the amounts provided in Section 4 upon such termination.  In the event of an Anticipatory Termination, if any equity grants which were granted prior to a Change of Control would vest on a Change of Control after an Anticipatory Termination, any such equity grants that otherwise would be forfeited (after application of any other accelerated vesting provision) shall not be forfeited pending a determination of whether or not a Change of Control occurs within ninety

(90) days thereafter (the “Determination Period”), but during the Determination Period no unvested option shall vest or be exercisable, no other unvested equity grant shall vest and no dividends shall be payable unless and until the Change of Control takes place during the Determination Period.  If a Change of Control occurs during the Determination Period, and the option exercise period would otherwise have expired, then the exercise period for any equity grants which otherwise would have expired during the Determination Period shall automatically be deemed to have been extended to the date which is thirty (30) days following the first date after such Change of Control in which shares of the Company could be traded by the Executive on the applicable market under the Company’s trading window policies but, with regard to any outstanding options on the date hereof, not beyond the last day of extension permitted under Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), without such option being deemed subject to Code Section 409A as of the date granted.

4.             Compensation on Change of Control Termination.        (a)  If, pursuant to Section 3, the Executive is entitled to amounts and benefits under this Section 4, the Executive shall receive the following payments and benefits from the Company:

(A)          (i)  subject to submission of appropriate documentation, any incurred but unreimbursed business expenses for the period prior to the Executive’s termination payable in accordance with the Company’s policies and practices; (ii) any base salary, bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Company’s policies applicable to the Executive but not yet paid; and (iii) any other amounts or vested benefits due under the then applicable employee benefit (including, without limitation, any non-qualified pension plan or arrangement), equity or incentive plans of the Company then in effect, applicable to the Executive as shall be determined and paid in accordance with such plans;

(B)           subject to Section 4(b) and Section 8 hereof, in a lump sum (without regard to any interest which may have accrued thereon) within ten (10) days after the satisfaction of the requirements of Section 8 hereof (or, if such termination occurred prior to a Change of Control, within ten (10) days after the latter of the aforesaid date or the Change of Control), (i) two (2) times the sum of (x) the Executive’s annual base salary rate in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive’s annual base salary rate in effect immediately prior to such reduction of the rate of his annual base salary), plus (y) the Executive’s highest target annual incentive compensation in effect within one hundred eighty (180) days prior to, or at any time after, the Change of Control; provided, that if no target annual incentive compensation is in effect during such period, then for the purpose of this Section 4(a)(B)(i)(y), the Executive’s target incentive compensation shall be deemed to be 50% of the Executive’s annual base salary rate in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive’s annual base salary rate in effect immediately prior to such reduction of the rate of his annual base salary); (ii) a lump sum amount equal to twenty-four (24) months of additional employer contributions under any qualified or nonqualified defined contribution pension plan or arrangement of the Company applicable to the Executive, measured from the date of termination of employment and not contributed to the extent that the Executive would otherwise be entitled to such contributions during such period if he had contributed at the maximum permitted salary reduction level during such period; (iii) a pro rata target bonus for the year in which Executive is terminated based on the portion of the year the Executive was employed, provided that, if no target annual incentive compensation is in effect during such period, then for the purpose of this Section 4(a)(B)(iii), the Executive’s target incentive compensation shall be deemed to be 50% of the Executive’s annual base salary rate in effect immediately prior to his termination (or if such termination is by the Executive pursuant to Section 1(v)(B), Executive’s annual base salary rate in effect immediately prior to such reduction of the rate of his annual base salary); and (iv) to the extent not paid pursuant to Section 4(a)(A) above, any earned but unpaid bonus for a previously completed fiscal year of the Company; provided that such bonus shall be paid to the Executive in the year following the completed fiscal year of the Company when other executive’s of the Company receive their bonuses; and

(C)           subject to Section 4(b) and Section 8 hereof, (i) continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company health plans in which the Executive participated immediately prior to the date of termination of the Executive’s employment, or materially equivalent plans thereto (the “Health Plans”), for the Executive and the Executive’s dependents until the earliest of (a) the Executive or the Executive’s eligible dependents, as the case may be, ceasing to be eligible under COBRA, (b) twenty-four (24) months following the date of termination of the Executive’s employment, and (c) the Executive’s commencement of other substantially full-time employment; provided that the Executive timely elects such COBRA coverage and pays the same premium amount for such coverage as the Executive would pay if an active employee; and further provided that such coverage shall cease to the extent that the providing of such coverage would violate applicable law or result in the Executive or other participants being taxed on the benefits under such Health Plan, and, in such event, alternative materially equivalent coverage or a payment therefor shall be provided (on a tax grossed up basis, to the extent the amount taxable to the Executive is greater than the amount taxable to him if he was an employee and participated in the Health Plans); and (ii) all of the Executive’s then unvested equity awards which were granted prior to a Change of Control shall automatically vest and all restrictions thereon shall lapse.

(b)           If the Company determines in good faith that any payment under Section 4(a) would cause a violation of Code Section 409A if paid within the first six (6) months after termination of the Executive’s employment, such amount(s) shall not be paid during such six (6) month period but shall instead be paid in a lump sum (without interest) immediately after the end of such six (6) month period.  Thereafter, payments shall be made in accordance with the Company’s normal payroll practices.

5.             Excise Tax.             In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a Change of Control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Executive to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Executive (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Executive minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments.  The Executive may elect which payments and benefits shall be reduced to accomplish the foregoing, but, if the Executive does not make such an election, cash payments shall be reduced first.

(a)           For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1 Q/A33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive, at the request of the Executive.

(b)           For purposes of making the calculation hereunder, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

(c)           In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues.  In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(d)           The Company shall be responsible for all charges of the Accountants.

(e)           The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

6.             Notice of Termination.        After a Change of Control, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 16.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment.  Further, a Notice of Termination for Cause after a Change of Control is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination and which the Executive had the right to attend and speak finding that, in the good faith opinion of the Board, the Executive has engaged in conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

7.             Date of Termination.            “Date of termination,” with respect to any purported termination of the Executive’s employment after a Change of Control, shall mean the date specified in the Notice of Termination and, in the case of a termination by the Executive for Good Reason, shall not be less than five (5) days nor more than sixty (60) days, from the date such Notice of Termination is given.  In the event a Notice of Termination is given by the Company, the Executive may treat such notice as having a date of termination at any date between the date of receipt of such notice and the date of termination indicated in the Notice of Termination by the Company; provided, that the Executive must give the Company written notice of the date of termination if he deems it to have occurred prior to the date of termination indicated in the Notice of Termination.

8.             Acceptance and Release.   Any and all amounts payable and benefits or additional rights provided pursuant to Sections 4(a)(B) and (C) above shall only be payable if the Executive executes and delivers to the Company an Acceptance Form and Release in the form attached hereto as Exhibit A discharging all claims of the Executive which may have occurred up to the date of termination (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within the appropriate time described in the Acceptance Form and Release presented by the Company to the Executive.  Notwithstanding anything herein to the contrary, if the Executive materially breaches any of the provisions of Section 10 of this Agreement, the Company may cease all payments and benefits due to the Executive thereafter under Sections 4(a)(B) and (C) above (other than as required by law).

9.             No Duty to Mitigate/Set-off.              Other than as set forth in Section 4(a)(C), the Company agrees that if the Executive’s employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefit provided to the Executive as the result of employment by another employer or otherwise.  Except as otherwise provided herein and apart from any disagreement between the Executive and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.  The amounts due under Section 4 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

10.   Confidentiality, Non-Competition, Non-Solicitation and Cooperation.

(a)           During the Executive’s employment with the Company and thereafter, the Executive agrees not to, directly or indirectly, for any reason whatsoever, communicate or disclose to any unauthorized person, firm or corporation, or use for the Executive’s own account, without the prior written consent of the Board or the Chief Executive Officer of the Company (the “CEO”), any proprietary processes, trade secrets or other confidential data or information of the Company and its related and affiliated companies concerning their businesses or affairs, accounts, products, services or customers, it being understood, however, that the obligations of this Section 10(a) shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances in which the Executive is legally required to do so, provided that the Executive gives the Company prompt written notice of receipt of notice of any legal proceedings so as the Company has the opportunity to obtain a protective order, or (ii) become known to and available for use by the public other than by the Executive’s wrongful act or omission.

(b)           During the Executive’s employment with the Company and thereafter, the Executive agrees to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Executive was involved during the Executive’s employment with the Company or to which the Executive has knowledge based on the Executive’s employment with the Company.

(c)           During the Executive’s employment with the Company and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive’s employment with the Company, the Executive agrees not to participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in competition with any Material Business (as defined below) conducted by the Company as of the date of the termination of the Executive’s employment (“Competitor”), provided, however, that such participation will not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company, (ii) engaging in any activity with, or for, a non-competitive division, subsidiary or affiliate of any Competitor, or (iii) any activity engaged in with the prior written approval of the Board or the CEO.  A business shall be deemed to be a “Material Business” of the Company if it generated more than 5% of the Company’s revenues in the fiscal year ending immediately prior to termination of the Executive’s employment or is projected to generate more than 5% of the Company’s revenues in the fiscal year of termination of the Executive’s employment.

(d)           During the Executive’s employment with the Company and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive’s employment with the Company, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, induce, hire or retain any employee of the Company (or any person who had been such an employee in the prior six (6) months) to leave the employ of the Company or to accept employment or retention as an independent contractor with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to assist or aid any other person, firm, corporation or other entity in identifying, soliciting, hiring or retaining any such employee; provided, the Executive may serve as a reference after the Executive is no longer employed by the Company, but not with regard to any entity with which the Executive is affiliated or from which the Executive is receiving compensation and this provision shall not be violated by general advertising not specifically targeted at employees of the Company.

(e)           During the Executive’s employment with the Company and, if the Executive is receiving the amounts and benefits provided under Section 4, for the one (1) year period following the termination of the Executive’s employment with the Company, the Executive will not solicit or induce any customer of the Company to purchase goods or services offered by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(f)            Because the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate, the Executive acknowledges and agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(g)           If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted.

(h)           The obligations contained in this Section 10 shall survive the termination, separation, or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11.           Service with Subsidiaries.   For purposes of this Agreement, employment by a subsidiary or a parent of the Company shall be deemed to be employment by the Company and references to the Company shall include all such entities, except that the payment obligation hereunder shall be solely that of the Company.  A Change of Control, however, as used in this Agreement, shall refer only to a Change of Control of the Company.

12.           No Resignation.

(a)           In consideration of this Agreement, the Executive agrees that he will not resign from the Company without Good Reason for at least one hundred eighty (180) days from the Effective Time, except the foregoing shall not apply after a Change of Control.

(b)           The Company shall continue to cover the Executive, or cause the Executive to be covered, under any director and officer insurance maintained after the Change of Control for directors and officers of the Company (whether by the Company or another entity) at the highest level so maintained for any other past or active director or officer with regard to any action or omission of the Executive while an officer or director of the Company.  Such coverage shall continue for any period during which the Executive may have any liability for the aforesaid actions or omissions.

(c)           Following a Change of Control, the Company shall, with regard to matters related to Executive’s period of employment with the Company, indemnify the Executive to the fullest extent permitted or authorized by the Company’s bylaws against any claims, suits, judgments, expenses (including reasonable attorney fees), with advancement of legal fees and disbursements to the fullest extent permitted by law, arising from, out of, or in connection with the Executive’s services as an officer or director of the Company, as an officer or director of any affiliate for which the Executive was required to serve as such by the Company or as a fiduciary of any benefit plan of the Company or any affiliate.

13.           Successors; Binding Agreement.      In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.  This Agreement is personal to the Executive and neither this Agreement or any rights hereunder may be assigned by the Executive.

14.           Miscellaneous.     No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  All references to any law shall be deemed also to refer to any successor provisions to such laws.

15.           Counterparts.        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails, or as follows:

(i)            If to the Company, to:

Overseas Shipholding Group, Inc.

666 Third Avenue

New York, New York  10017

Attention: Chairman

(ii)           If to the Executive, to his shown address on

the books of the Company.

Any party may by notice given in accordance with this Section to the other parties, designate another address or person for receipt of notices hereunder.

17.           Separability.          If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

18.           Legal Fees.            In the event the Company does not make the payments due hereunder on a timely basis (as determined by an arbitrator) and the matter is arbitrated pursuant to Section 19 below, if the Executive prevails in such arbitration, the Company shall pay all costs of such arbitration, including reasonable legal fees and other reasonable fees and expenses which the Executive may incur (on a tax grossed up basis, to the extent such amounts are taxable to the Executive).  The Company shall pay to the Executive interest at the prime lending rate (as announced from time to time by Citibank, N.A.) on all or any part of any amount to be paid to Executive hereunder that is not paid when due.  The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

19.           Arbitration.           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to:  (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules.  The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The Company shall pay all costs of the American Arbitration Association and the arbitrator.

20.           Withholding.        Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

21.           Code Section 409A.             If any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Executive, reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.  The Company shall indemnify and hold the Executive harmless, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) imposed on the Executive as a result of Code Section 409A with regard to the payments and benefits hereunder.

22.           Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein (except Section 9) limit or otherwise prejudice such rights as the Executive may have under any other currently existing plan, agreement as to employment or severance from employment with the Company or statutory entitlements, provided, that (i) to the extent such amounts are paid under Section 4 hereof or otherwise, they shall not be due under any such program, plan, agreement, or statute, and (ii) to the extent such amounts are paid under any such program, plan, agreement, statute, or otherwise, they shall not be due under Section 4 hereof.  Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

23.           Not an Agreement of Employment.   This is not an agreement assuring employment and, subject to any other agreement between the Executive and the Company, the Company reserves the right to terminate the Executive’s employment at any time with or without cause, subject to the payment provisions hereof, if any, that are applicable.  The Executive acknowledges that he is aware that he shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof or as a result of any other action taken by the Company.

24.           Independent Representation.            The Executive acknowledges that he has been advised by the Company to have the Agreement reviewed by independent counsel and has been given the opportunity to do so.

25.           Governing Law.    This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand as of the date first set forth above.

OVERSEAS SHIPHOLDING GROUP, INC.

By:

/s/Morten Arntzen

Name:

Morten Arntzen

Title:

President and Chief Executive Officer

EXECUTIVE

/s/ Jonathan P. Whitworth

Jonathan P. Whitworth

EXHIBIT A

ACCEPTANCE FORM AND RELEASE

Release

1.             I agree and acknowledge that the payments and other benefits provided pursuant to the Change of Control Protection Agreement (“Agreement”), dated as of September 24, 2006: (i) are in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and (ii) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company.

2.             In consideration for the payments and benefits to be provided to me pursuant to the Agreement, I forever release and discharge the Company from any and all claims.  This includes claims that are not specified in this Acceptance Form and Release (this “Release”), claims of which I am not currently aware, claims under: (i) the Age Discrimination in Employment Act, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law); (v) the Workers’ Adjustment and Retraining Notification Act; (vi) the Family and Medical Leave Act; (vii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (viii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (ix) any claim for attorneys’ fees, costs, disbursements and/or the like.  Notwithstanding anything herein to the contrary, the sole matters to which this Release does not apply are (i) the rights of indemnification and directors and officers liability insurance coverage to which I was entitled immediately prior to my termination; and (ii) my rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985.

3.             This Release applies to me and to anyone who succeeds to my rights, such as my heirs, executors, administrators of my estate, trustees, and assigns.  This Release is for the benefit of (i) the Company, (ii) any related corporation or entity, (iii) any director, officer, employee, or agent of the Company or of any such related corporation or entity, or (iv) any person, corporation or entity who or that succeeds to the rights of the Company or of any such person, corporation or entity.

4.             I acknowledge that I: (a) have carefully read in their entirety the Agreement, this

Release [and the information attached as Appendix I provided pursuant to the Older Workers Benefit Protection Act]; (b) have had an opportunity to consider fully for at least [twenty-one (21)] [forty-five (45)] days the terms of the Agreement, this Release [and information attached as Appendix I]; (c) have been advised by the Company in writing to consult with an attorney of my choosing in connection with the Agreement, this Release [and the information attached as Appendix I]; (d) fully understand the significance of all of the terms and conditions of the Agreement, Release [and the information attached as Appendix I], and have discussed them with my independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to my satisfaction any questions I have asked with regard to the meaning and significance of any of the provisions of the Agreement, this Release [and the information attached as Appendix I]; and (f) am signing this Release voluntarily and of my own free will and assent to all the terms and conditions contained herein and contained in the Agreement and the Release.

5.             I understand that I will have [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Release [and information attached as Appendix I] to consider the terms and conditions of those documents. I may accept this Release by signing and returning it to                             .  After executing this Release and returning it to                           , I shall have seven (7) days (the “Revocation Period”) to revoke this Release by indicating my desire to do so in writing delivered by no later than 5:00 p.m. on the seventh (7th) day following the date I sign and return this Release.  The effective date of this Release shall be the eighth (8th) day following my signing and return of this Release.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept this Release, or in the event I revoke this Release during the Revocation Period, my rights under the Agreement, this Release, including but not limited to my rights to receive payments and other benefits from the Company, shall be deemed automatically null and void.

Print Name:		Date:
Employee

Signature:
Employee

STATE OF NEW YORK	)
) ss:
COUNTY OF	)

On this        day of                                       , before me personally came                          to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

/s/
Notary Public

ACCEPTANCE FORM AND RELEASE

Acceptance Form:

I have read the Change of Control Protection Agreement, dated as of September 24, 2006 (“Agreement”) and the accompanying Release [and the information attached as Appendix I] and hereby accept the benefits provided under the Agreement, subject to the terms and conditions set forth in the Agreement and Release.

Print Name:		Date:
Employee

Signature:
Employee

STATE OF NEW YORK	)
) ss:
COUNTY OF	)

On this        day of                                       , before me personally came                           to be known and known to me to be the person described and who executed the foregoing Release, and (s)he duly acknowledged to me that (s)he executed the same.

Notary Public